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                                                                    EXHIBIT 23.2

     We consent to reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 8 to Form S-3, Registration
No. 33-84472), and the related Prospectus, of Computer Integration Corp. for the registration of 8,089,999 shares of its common stock, and to the incorporation by reference therein of our report dated August 23, 1995, on the financial statements of Cedar Computer Center, Inc. as of June 30, 1995 and October 31, 1994 and for the eight months ended June 30, 1995, the twelve months ended October 31, 1994, the fifteen months ended October 31, 1993, and the twelve months ended July 31, 1992 which appear in the Form 8-K/A-1 of Computer Integration Corp. dated September 8, 1995.

                                            /s/ McGLADREY & PULLEN, LLP

Des Moines, Iowa
June 11, 1996